UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2014

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2014, the Company entered into key employee retention agreements substantially in the form of Exhibit 10.1 (each a “Retention Agreement”) with each of Mr. M. Scott Crocco, Senior Vice President and Chief Financial Officer; Mr. Stephen J. Jones, Senior Vice President and General Manager – Tonnage Gases, Equipment and Energy and China President; and Mr. John D. Stanley, Senior Vice President, General Counsel, and Chief Administrative Officer (each an “Officer”).

The Retention Agreements were entered to ensure stability of the Company’s senior management team during the Company’s previously announced search for a new chief executive officer and the transition period thereafter. The Agreements cover the period beginning on January 10, 2014 and ending on December 1, 2015 (the “Retention Period). Under the Retention Agreements, each of the Officers will be entitled to receive a one-time cash retention payment (the “Retention Bonus”) equal to one million dollars if he satisfies certain conditions, including continued employment through the Retention Period.

The Retention Agreements also provide that the Officer will be entitled to the Retention Bonus if the Officer is involuntarily terminated other than for Cause, as defined, during the Retention Period, or voluntarily terminates for Good Reason, as defined, during the Retention Period. Cause includes the Officer’s failure to perform his duties, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. Good Reason includes a material adverse change in the Officer’s position; a decrease in the Officer’s salary or a material reduction in incentive compensation opportunities or benefits if not similarly applied to other highly compensated employees.

The foregoing summary of the Retention Agreement with Messrs. Crocco, Jones, and Stanley is qualified in its entirety by the Form of Retention Agreement filed herewith as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

d.	Exhibits

10.1	Form of Retention Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: January 15, 2014	By:	/s/ Mary T. Afflerbach
Mary T. Afflerbach
Corporate Secretary and Chief
Governance Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Retention Agreement

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